EXHIBIT 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 17, 2000, except as to the second paragraph of Note 5, which is as of March 8, 2000, relating to the financial statements, which appears in the 1999 Annual Report to Shareowners, which is incorporated by reference in Ingram Micro Inc.'s Annual Report on Form 10-K for the year ended January 1, 2000. We also consent to the incorporation by reference of our report dated February 17, 2000, except as to the second paragraph of Note 5, which is as of March 8, 2000, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Costa Mesa, California
April 14, 2000